Exhibit 3.2
BYLAW AMENDMENTS
(Majority Voting for Director Elections)

Section 2.06 of TransUnion’s Second Amended and Restated Bylaws
(with deletion indicated by strike-out and addition indicated by underlining)

SECTION 2.06    Voting. Except as otherwise provided by or pursuant to the provisions of the Second Amended and Restated Certificate of Incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by such stockholder that has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders or to express consent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy in any manner provided by applicable law, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy that is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or a new proxy bearing a later date. Unless required by the Second Amended and Restated Certificate of Incorporation or applicable law, or determined by the chairman of the meeting to be advisable, the vote on any question need not be by ballot. On a vote by ballot, each ballot shall be signed by the stockholder voting, or by such stockholder’s proxy, if there be such proxy. When a quorum is present or represented at any meeting, the vote of the holders of a majority of the voting power of the shares of stock present in person or represented by proxy and entitled to vote on the subject matter shall decide any question brought before such meeting, unless the question is one upon which, by express provision of applicable law, of the rules or regulations of any stock exchange applicable to the Corporation, of any regulation applicable to the Corporation or its securities, of the Second Amended and Restated Certificate of Incorporation or of these Bylaws, a different vote is required, in which case such express provision shall govern and control the decision of such question. ~~Notwithstanding the foregoing sentence and subject~~ Subject to the Second Amended and Restated Certificate of Incorporation, ~~all elections of directors shall be determined by a plurality of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the~~a nominee for director shall be elected to the Board of Directors upon the affirmative vote of a majority of the votes cast in the election of directors (meaning that the votes cast for such nominee’s election exceed the votes cast against such nominee’s election); provided, however, that nominees shall be elected by a plurality of votes cast at any meeting of stockholders for which (a) the Corporation receives a timely notice that a stockholder has nominated a person for election to the Board of Directors in compliance with the requirements of Section 2.03 of these Bylaws and (b) such nomination has not been withdrawn on or before the tenth day before the Corporation first mails or transmits electronically to stockholders its initial notice of meeting in connection with such election of directors.